Corgenix Medical Corporation
                      Computation of Net Income Per Share

                                             Three Month Ended
                                               September 30,
                                             1999         1998
                                             ------------------

Net profit (loss)                     $     40,604   $  (327,424)

Common shares of outstanding at
beginning of period                     16,852,116    12,102,494

    Effect of shares issued during
    the period                              14,229        54,097

Basic and diluted weighted average
common shares                           16,866,345    12,156,591

    Basic and diluted profit (loss)
    per share                         $       0.01         (0.03)